Exhibit 5.1

[Preston Gates & Ellis LLP Letterhead]

June 22, 2004

uWink, Inc.
5443 Beethoven Street
Los Angeles, CA 90066

Re:      Registration Statement on Form S 8

Ladies/Gentlemen:

We have acted as counsel to uWink, Inc., a Utah corporation (the “Company”), in connection with the registration by the Company pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 22, 2004 (the “Registration Statement”) of an aggregate of 1,784,917 shares of the Company’s common stock, $.001 par value per share (the “Shares), issuable under the Company’s 2004 Stock Incentive Plan (the “Plan”) and upon the exercise of options assumed by the Company in accordance with that certain Securities Purchase Agreement and Plan of Reorganization dated November 21, 2003 by and among the Company, uWink California, Inc., a Delaware corporation, and the stockholders of uWink California, Inc. (collectively, the “Shares”).

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuiness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan and the applicable stock option agreements as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Utah and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ PRESTON GATES & ELLIS, LLP